SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 20, 2014 (June 16, 2014)

TRULI MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-53641	26-3090646
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 Chalette Drive Beverly Hills, CA (Address of principal executive offices) (Zip Code)	90210
(Address of principal executive offices)	(Zip Code)

(310) 274-0224
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements

On June 16, 2014,  Truli Media Group, Inc. (the “Company”) determined that , because of a misapplication of the accounting guidance related to convertible debt  and  warrants issued in September 2013, and a full-ratchet anti-dilution feature that was included in these instruments , the Company’s previously issued unaudited financial statements for the six months and nine months  ended September 30, 2013 and December 31, 2013, respectively , included in the Company’s Quarterly Report  on Form 10-Q for the nine months ended December 31, 2013 and the six months ended September 30, 2013   (the “Previously Issued Financial Statements”) filed with the United States Securities and Exchange Commission (the “SEC”) contain certain errors that materially impact the Previously Issued Financial Statements. Accordingly, these Previously Issued Financial Statements and related financial information should no longer be relied upon.

On September 10, 2013, the Company issued $501,337 of the Company’s 12% Senior Convertible Debentures (“12% Debentures”). In connection with the transaction, the Company also issued common stock purchase warrants to acquire 25,066,850 shares. The warrants had an exercise price of $0.05 per share. The Company also issued common stock purchase warrants to acquire 2,506,685 shares as payment for services. Both the 12% Debentures and the warrants contain full-ratchet anti-dilution features.  At the time of filing the Previously Issued Financial Statements, the Company did not account for the reset provisions as a derivative in accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging. As a result, the Company will recognize additional expense of approximately $1,159,000 for the three and six month periods ended September 30, 2013 and approximately $363,000 for the three month period ended December 31, 2013 and $1,522,000 for the nine month period ended December 31, 2013. Our derivative liabilities will increase by approximately $1,752,000 at September 30, 2013 and by approximately $2,115,000 at December 31, 2013.

The Company’s Chief Executive Officer and Chief Financial Officer discussed this matter with the Company’s independent registered public accounting firm

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULI MEDIA GROUP, INC.

Dated: June 20, 2014	By:	/s/ Michael Jay Solomon
Name: Michael Jay Solomon
Chief Executive Officer

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